Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

August 21, 2014

Press Release Barclays For immediate release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com Barclays Bank PLC announces quarterly coupon payment on Barclays ETN+ Select MLP ETNs New York, August 21, 2014 ? Barclays Bank PLC announced today the quarterly coupon amount for the Barclays ETN+ Select MLP ETNs (ticker: ATMP) (the ?ETNs?). Coupon Valuation Date Coupon Record Date Coupon Ex Date Coupon Payment Date Coupon Amount Current Yield1 ATMP 8/15/2014 8/28/2014 8/26/2014 9/8/2014 0.2771 3.44% The ETNs are linked to the performance of the Volume-Weighted Average Price (?VWAP?) of the Atlantic Trust Select MLP Index (the ?Index?), and are designed to pay a quarterly coupon. An investment in the ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The Index is designed to provide exposure to a basket of midstream U.S. and Canadian master limited partnerships, limited liability companies and corporations in the GICS Energy Sector and GICS Gas Utilities Industry according to the Global Industry Classification Standard (?GICS?) and meet certain eligibility criteria. The Index Constituents are selected for inclusion in the Index using the Atlantic Trust Select Master Limited Partnership Strategy (the ?Strategy?) developed by AT Investment Advisers, Inc. (formerly, ?Stein Roe Investment Counsel Incorporated d/b/a Atlantic Trust Private Wealth Management?) (the ?Index Selection Agent?). Owning the ETNs is not the same as owning interests in the Index Constituents or a security directly linked to the performance of the Index. For more information regarding the ETNs, including the calculation of the coupon amount, see the prospectus relating to the ETNs. The prospectus relating to the ETNs can be found on EDGAR, the SEC website, at: www.sec.gov. The prospectus is also available on the product website at www.ETNplus.com. 1 Current Yield equals the current Coupon Amount annualized and divided by the relevant closing indicative value of the ETNs, rounded for ease of analysis. The relevant closing indicative value is the closing indicative value of the ETNs on August 15, 2014. Barclays is an international financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth management with an extensive presence in Europe, the Americas, Africa and Asia. Barclays? purpose is to help people achieve their ambitions ? in the right way. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs approximately 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com.

For immediate release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com About Atlantic Trust Atlantic Trust is one of the nation’s leading private wealth management firms, offering integrated wealth management for high-net-worth individuals, families, foundations and endowments. The firm considers clients’ financial, trust, estate planning and philanthropic needs in developing customized asset allocation and investment management strategies. Experienced professionals deliver a broad range of solutions, including proprietary investment offerings and a robust open architecture platform of traditional and alternative managers. Atlantic Trust operates in 12 full-service locations throughout the U.S. with $24.0 billion in assets under management (as of December 31, 2013). For more information, visit www.atlantictrust.com. About CIBC CIBC is a leading Canadian-based global financial institution. Through our Retail and Business Banking, Wealth Management and Wholesale Banking businesses, CIBC provides a full range of financial products to individual, small business, commercial, corporate and institutional clients in Canada and around the world. CIBC Wealth Management provides relationship-based advisory services and an extensive suite of leading investment solutions to meet the needs of personal, institutional and high-net-worth clients through an extensive distribution network that includes CIBC Private Wealth Management, CIBC Wood Gundy and CIBC Investor’s Edge. Our asset management, retail brokerage and private wealth management businesses combine to create an integrated offer, delivered through nearly 1,500 advisors across Canada. In addition, CIBC Asset Management provides global money manager services to institutional and high-net-worth clients and industry- leading retail investment solutions through our two mutual fund families—CIBC and Renaissance—and the CIBC family of managed portfolio solutions Selected Risk Considerations An investment in any ETNs linked to the Atlantic Trust Select MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under 1

For immediate release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or ?call? the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways. Concentration Risk: The index constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS classification system. In addition, many of the index constituents are smaller, non- diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy and gas MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain

For immediate release Press Contact: Mark Lane +1 212 412 1413 mark.lane@barclays.com dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.etnplus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888 227 2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC. 2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED z NO BANK GUARANTEE z MAY LOSE VALUE